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                                                                    Exhibit 99.1

                                                                    News Release
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AmerisourceBergen                                  AmerisourceBergen Corporation
                                                   P.O. Box 959
Contact: Michael N. Kilpatric                      Valley Forge, PA 19482
         610-727-7118
         mkilpatric@amerisource.com

               AmerisourceBergen Reviews Growth Opportunities and
                  Strategy at Investor Meeting in New York City

    Company Gives Update on Pharmaceutical Services Industry and Integration
                                    Progress

VALLEY FORGE, PA, December 5, 2002 -- AmerisourceBergen (NYSE:ABC), the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain, held an investor meeting in New York City today to give an update on its future plans.

     Speaking at today's meeting, the Company's Chief Executive Officer R. David Yost said, "We expect to grow our company by remaining focused on and enhancing our position in the pharmaceutical supply channel. By harnessing the full array of capabilities and expertise within AmerisourceBergen, we plan to bring new and innovative value-added services to manufacturers and healthcare providers along the channel. We remain focused on our integration efforts, and we are confident that we will continue to meet our long term goals."

     The Company expressed confidence in its pharmaceutical distribution business and believes that the industry's fundamental growth drivers remain strong. "We are committed to pharmaceutical distribution, and we plan to increase our capabilities throughout the channel in areas such as specialty pharmaceuticals, patient safety, and pharmacy automation," continued Yost.

     "We also remain confident in our ability to achieve our targeted annual cost saving synergies of $150 million by the end of fiscal year 2004, followed by additional synergy capture through the completion of our distribution network," remarked Yost. The Company previously announced that it would consolidate a total of 27 of its original 51 facilities, build six new distribution centers, and expand seven existing facilities. Seven consolidations were completed in fiscal year 2002, and six larger distribution centers will be consolidated in fiscal year 2003. The completed distribution network will consist of 29 facilities located throughout the United States, and one facility in Puerto Rico for a total of 30.

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                                                                    News Release

     "We are pleased to announce that we have broken ground on two of our new, state of the art distribution facilities, one in Columbus, Ohio, and one in Sacramento, California," said Kurt J. Hilzinger, AmerisourceBergen President and Chief Operating Officer. "These two new distribution centers will be excellent examples of what we envision for our future distribution network--highly automated, bar code enabled, strategically located facilities, with a footprint of 300,000 square feet each and unparalleled operating efficiency." The Company is actively pursuing the acquisition of land for the remaining four new distribution centers. The new facilities become operational approximately 24 months after land is acquired.

     "We also have made significant progress with the first of two planned facility expansions that will be completed in fiscal year 2003. The expansion of our Boston, Massachusetts distribution center is expected to be completed by the end of the current calendar year," continued Hilzinger. "These facility improvements will enhance our presence in each market and will enable us to bring even greater efficiencies and added value to our customers."

     Looking ahead, the Company continues to see significant growth opportunities across its businesses. "Through our focus on the pharmaceutical channel, we continue to expect to drive strong performance in fiscal year 2003," said Michael D. DiCandilo, AmerisourceBergen Senior Vice President and Chief Financial Officer. "In our December quarter, we see operating revenue growth of approximately 13 percent and earnings per share growth of 20 percent, excluding special charges. For the fiscal year 2003, we continue to expect operating revenue growth in line with projected market growth, a return on committed capital of more than 20 percent, and earnings per share growth, excluding special charges, of 20 percent.

     "Our long-term goals remain to grow revenue with the market, consistently achieve a return on committed capital of greater than 20 percent, and grow earnings per share at 20 percent or more, excluding special charges."

     A rebroadcast of today's investor meeting is available beginning at 3:30 pm Eastern Time today on the Investor Relations page of the Company's website, www.amerisourcebergen.com. The replay of the webcast will be available for 30 days.

About AmerisourceBergen

     AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital systems and acute care market, alternate care facilities, independent community pharmacies, and regional chain pharmacies. The Company is also a

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                                                                    News Release

leader in the institutional pharmacy marketplace. With more than $40 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people serving over 25,000 customers.

Forward-Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the businesses of AmeriSource and Bergen Brunswig will not be integrated successfully; failure to obtain and retain expected synergies; and other economic, business, competitive and/or regulatory factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2001, its Quarterly Reports on Form 10-Q for fiscal 2002, and the joint proxy statement-prospectus for the merger filed on August 1, 2001.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

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